Exhibit 10.31

License no 365/JAZ Sub-License GLH-OCCHKTW0711022021

Dutch Antilles Management N.V., a limited liability company, established in Curaçao, having its offices at 7 Abraham de Veerstraat, registered in the commercial register in Curaçao under number 10692, which company acts as managing director of and legally represents the limited liability company Gaming Services Provider N.V. Holder of Master License #365/JAZ established in Curaçao, having its offices at 9 Abraham de Veerstraat, registered in the commercial register in Curaçao under number 77207, and under the laws of Curaçao entitled to issue sublicenses: certifies that;

InterStellar Entertainment N.V.

Hold a sublicense with our company under License no 365/JAZ Sub-License

GLH-OCCHKTW0711022021 as of 20th day of March 2024 with their URL:

www.highroller.com www.fruta.com

The agreement has originally been granted for a period of four months unless canceled earlier in writing by either party.

Additional details:

●	Official Decree of the Central Government of Curaçao (formerly the Netherlands Antilles) No 365/JAZ dated August 18, 1998 No 14 signed by the Minister of Justice laying down the Master License granted to Gaming Services Provider allowing the operation of Games of Chance on the International market via service lines.

●	The Master License has been extended for an additional one year by the Governor of Curaçao on August 2023 (no 2018/024046) and valid till August 18th 2024. The Government of Curacao can decide that the Master Licenses are revoked before that date, in which case the sub-license will automatically be null and void upon expiration.

This Certificate is valid till July 30th, 2024

Willemstad, Curaçao

Dutch Antilles Management N.V.

as Managing Director of Gaming Services Provider N.V.